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                                                                  EXHIBIT 10.12


                                  [LETTERHEAD]


                                                       September 28, 1995


Theodore De Frank
2046 Winsome Way
Encinitas, CA 92024

Dear Mr. De Frank:

     As a follow-up to our conversation last week, Invitrogen is pleased to offer you the position of Chief Operations Officer at Invitrogen Corporation. I am attaching a job description and a copy of Invitrogen's mission statement.

     The position has an annualized salary of $110,000, Invitrogen's medical, dental and vision insurance package, incentive stock options for 20,000 shares of Invitrogen stock, and the Executive Bonus Plan (see enclosure). Your vacation time will accrue at a rate of 6.67 hours a month (annualized at two weeks per year), plus one week during the holiday shut-down between December 25 and January 2, and other paid holidays as will be described in the New Hire Orientation. Invitrogen has also established a 401K matching - Employee Stock Ownership Plan (ESOP), and a corporate profit-sharing plan as a benefit for employees; you will be provided with the Summary Plan Description upon your employment.

     This position will not be open until June 1, 1996, but we would like for you to come on staff full-time with the salary and benefit package outlined above as of January 1, 1996. During the five-month period, January 1 - June 1, we would like you to focus on developing and managing a plan to prepare Invitrogen to move into our new facility. After that project is complete, but no later than June 1, 1996, you will make the transition into the COO position.

     We sincerely hope you will decide to accept this offer and join our Company. This offer expires December 1, 1995. Please contact me at your earliest convenience to discuss the details of this offer, any additions or corrections you may have, and to arrange a schedule for joining our team.

                                       Sincerely.

                                       /s/ LYLE TURNER
                                       ---------------
                                       Lyle Turner
                                       President/CEO

dh

     This appointment is for no set term and may be terminated at any time and for any reason with or without notice by either you or Invitrogen Corporation. This letter, along with your signed Application for Employment, constitutes our entire agreement regarding terms and conditions of employment. There are no other agreements, oral or written, between us.

I accept the offer outlined above.

/s/ THEODORE DE FRANK                                 11/20/95
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Signature                                            Date

[I do not wish to use the car allowance option]

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Ted DeFrank                                                   November 6, 1995


Dear Mr. DeFrank                                                  [LETTERHEAD]

I have reviewed the severance package we have offered one other Executive at Invitrogen and am prepared to modify your offer letter in the following way:

If Invitrogen terminates your employment between 1/1/96 and 12/31/96 you will receive six months severance pay and will maintain your health benefits for six months through cobra payments. If your employment is terminated by Invitrogen from 1/1/97 to 12/31/97 you will receive four months severance and four months of Cobra coverage. In the third year three months. In the fourth year you will revert to the standard executive package of one month of severance for each year of employment but no commitment to health benefits.

Regarding the signing bonus, Invitrogen will pay you a sign on bonus of $5,000 upon satisfactory completion of 90 days of employment.

Profit sharing bonus - you will be on the executive profit bonus plan for the full year of 1996 contingent upon accepting this offer and starting consultations with the company regarding facilities planning before 12/1/95.

Regarding the beeper - this is a legitimate business expense and will be done at your discretion and within your budget allowance.

Your salary will be adjusted to $104,000 annually but you will be given a $500/month car allowance to cover car and mobile communications. (Declined)

Invitrogen will loan you up to $50,000 October 1, 1996, upon successful completion of nine months of employment and assurance that you will remain through 1997, guaranteed by a second mortgage on your new home purchase and payable by garnishing all future bonus' until the principal and interest are paid in full.

You will be allowed to sit on the board of directors of other non-competing companies after completion of your third year of employment.

I think this addresses all of the points in your letter.

I look forward to hearing from you and having you join the Invitrogen family. I will be in Europe until November 18 but will try to call you while I am there to finish this offer.

Sincerely.

/s/ LYLE C. TURNER
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Lyle C. Turner
President/CEO Invitrogen Corporation